EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER FINANCIAL RESULTS
STRONG CAPITAL SUPPORTS REPOSITIONING FOR PROFITABILITY

NOVATO, CA, July 29, 2024 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced a net loss of $21.9 million for the second quarter of 2024, compared to net income of $2.9 million for the first quarter of 2024. Diluted loss per share was $(1.36) for the second quarter, compared to earnings per share of $0.18 for the prior quarter. Net loss for the first six months of 2024 totaled $19.0 million, compared to net income of $14.0 million for the same period last year. Diluted (loss) earnings per share were $(1.18) and $0.87 for the first six months of 2024 and 2023, respectively. Both the second quarter and six months of 2024 results reflected a $32.5 million pretax loss from the previously announced balance sheet restructuring and a $5.2 million pre-tax provision for credit losses on loans.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the second quarter 2024 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“During the second quarter, we executed on our strategic priorities, which included realizing the benefits from the more robust loan origination engine we have built, increasing our net interest margin, and carefully managing our expenses,” said Tim Myers, President and Chief Executive Officer. “We also took advantage of the strength in our balance sheet and capital position to take substantial, proactive steps designed to bolster our profitability and position the Bank for accelerated earnings momentum. We executed a strategic balance sheet repositioning and sold $325 million of low-yielding investment securities. This resulted in the second quarter loss, but we have already used some of the proceeds from these sales to pay off wholesale borrowings and invest in higher yielding loans and securities. We are confident that we will successfully reinvest the remaining proceeds into higher yielding assets, including loans that meet our disciplined pricing and underwriting criteria, which we believe will be accretive to both our net interest margin and earnings going forward.

“We are starting the second half of 2024 with positive trends in loan growth, core deposit gathering, and expense management, while seeing continued strong asset quality within the bulk of our loan portfolio. We are also seeing the initial benefits from our balance sheet repositioning on our net interest margin and we expect to realize more expansion in our margin as we continue reinvesting the proceeds from the securities sales. We believe all of these trends should result in a higher level of profitability in the second half of the year and position us well to continue generating profitable growth in the years ahead,” said Mr. Myers.

Bancorp also provided the following highlights for the second quarter of 2024:

•As previously announced, the Bank sold 56% of its available-for-sale securities ("AFS") portfolio at an after-tax loss of $22.9 million. Redeployment of the $292.6 million net proceeds is expected to provide a 30 basis point increase in annualized net interest margin and $0.46 per share estimated annualized earnings accretion beginning in the third quarter, assuming an average reinvestment yield of 5.75%. The sale is part of our strategy to improve future earnings and increase return on equity. Excluding the loss on security sales, net income and diluted earnings per share for the second quarter would have been $1.0 million and $0.06, all other factors unchanged. See Non-GAAP Reconciliation below.

•A $5.2 million provision for credit losses on loans in the second quarter, compared to a provision of $350 thousand for the previous quarter, brought the allowance for credit losses to 1.47% of total loans, compared to 1.24% as of March 31, 2024. The provision was largely due to an increased individual reserve for one non-owner occupied commercial real estate loan totaling $16.7 million that, although current, has experienced a deteriorating financial condition and a material increase in its loan-to-value ratio associated with a recent valuation of the underlying collateral. See Loans and Credit Quality section below for more details.

•Non-accrual loans were also significantly impacted by the loan discussed above and increased to 1.62% of total loans at quarter end from 0.31% at March 31, 2024. Net charge-offs were minimal. Approximately 60% of non-accrual loans were paying as agreed as of June 30, 2024. Subsequent to quarter end, one commercial loan on non-accrual totaling $1.8 million paid off in full.

•Classified loans were relatively stable and down to 2.63% of total loans compared to 2.67% last quarter. Some consumer loan downgrades during the quarter were more than offset by two upgrades on one commercial real estate and one consumer loan, as well as paydowns on other classified loans.

•Strong originations of $64.1 million in the quarter led to $27.4 million in loan growth resulting in a balance of $2.082 billion as of June 30, 2024, compared to $2.055 billion as of March 31, 2024. Payoffs totaled $31.2 million. Loan amortization from scheduled repayments and an increase in utilization of credit lines netted $5.5 million during the quarter.

•Total deposits of $3.214 billion as of June 30, 2024 were down $70.3 million compared to $3.284 billion as of March 31, 2024, mostly due to timing of month-end payments. Non-interest bearing deposits remain a large component at 44.1% of total deposits as of June 30, 2024, compared to 44.0% as of March 31, 2024. Shortly after quarter-end balances began to climb again.

•All intra-quarter borrowings were paid down with securities sales proceeds leaving a balance of zero at June 30, 2024. Net available funding sources of $1.797 billion provided 202% coverage of an estimated $889.8 million in uninsured deposits, representing 28% of total deposits at June 30, 2024.

•The tax-equivalent net interest margin increased to 2.52% from 2.50% in the first quarter as loans funded or renewed in the second quarter continue to carry higher yields while deposit cost increases have decelerated. In fact, 69% of the quarter's loan fundings occurred in the month of June, leaving room for expanded net interest income in the coming quarters. The average cost of deposits increased only 7 basis points to 1.45% in the second quarter compared to a 23 basis point increase in the prior quarter.

•During the quarter the Bank did a review of its expense structure and eliminated some positions not viewed as critical to achieving its strategic objectives within the current operating environment. The Bank recorded severance costs in the second quarter of $243 thousand with an additional amount expected in the third quarter related to the executive officer departure reported on July 25, 2024. The pre-tax cost save for the remainder of 2024 is $876 thousand and the annualized cost save is approximately $2.7 million.

•Return on average assets ("ROA") was (2.35)% for the second quarter of 2024, compared to 0.31% for the first quarter of 2024, and return on average equity ("ROE") was (20.36)%, compared to 2.70% for the prior quarter. The efficiency ratio for the second quarter of 2024 was (300.37)%, compared to 83.18% for the prior quarter. Excluding the loss on security sales, ROA, ROE and the efficiency ratio for the second quarter would have been 0.11%, 0.95% and 86.70%, all other factors unchanged. See Non-GAAP Reconciliation below.

•Capital was above well-capitalized regulatory requirements with total risk-based capital ratios of 16.46% and 15.54% as of June 30, 2024 for Bancorp and the Bank, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") increased to 9.92% as of June 30, 2024, and the Bank's TCE ratio was 9.27%. As an additional indicator of capital adequacy, we look to the TCE ratio net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized. That ratio was 7.53% as of June 30, 2024, compared to 7.45% as of March 31, 2024 (refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures).

•Bancorp's share repurchase program continues to be available for up to $25.0 million, expiring on July 31, 2025. There have been no repurchases to date in 2024 or in 2023, however the Bank will continue to assess opportunities to utilize the program.

•The Board of Directors declared a cash dividend of $0.25 per share on July 25, 2024, which represents the 77th consecutive quarterly dividend paid by Bancorp. The dividend is payable on August 15, 2024, to shareholders of record at the close of business on August 8, 2024.

“Bank of Marin continues to maintain robust capital and liquidity levels, while diligently managing expenses and credit,” said Tani Girton, Executive Vice President and Chief Financial Officer. “Overall credit quality remains solid, and we are not seeing anything beyond idiosyncratic issues in our loan portfolio.

“On the expense front, we made strategic staffing adjustments throughout the company which enable us to offset investments in revenue-driving talent as well as technology, creating efficiencies we believe will help manage costs while continuing to drive growth through the year and well into the future.”

Loans and Credit Quality

Loans increased by $27.4 million for the second quarter of 2024 and totaled $2.082 billion as of June 30, 2024, compared to $2.055 billion as of March 31, 2024. Loan originations for the second quarter were $64.1 million, largely in non-owner occupied commercial real estate loans, compared to $12.4 million for the first quarter of 2024 and $22.8 million for the second quarter of 2023. Total loan commitments originated in the quarter were $94.5 million, compared to $25.3 million for the first quarter of 2024 and $34.1 million for the second quarter of 2023. Loans increased $8.7 million during the six months ended June 30, 2024, compared to $10.3 million during the six months ended June 30, 2023. Loan originations were $76.5 million for the six months ended June 30, 2024, compared to $67.7 million for the six months ended June 30, 2023.

Loan payoffs were $31.2 million for the second quarter, compared to $21.8 million for the first quarter of 2024 and $24.6 million for the second quarter of 2023. The largest portion was the result of asset sales by customers, and there was no dominant trend noted in the quarter. Payoffs were $53.0 million in the six months ended June 30, 2024, compared to $46.8 million for the same period in 2023.

During the second quarter, we moved a $16.7 million non-owner occupied commercial real estate loan to non-accrual status, which was the primary contributor to the provision. The underlying collateral property is a multi-story office building located in San Francisco that was materially impacted by the pandemic and subsequent remote work and vacancy issues. We downgraded the credit to substandard in the fourth quarter of 2021, and have continued to evaluate the occupancy, operating income, and underlying valuation. The loan is guaranteed, and payments have always been current with enough pledged cash held at the Bank to cover payments to maturity in 2026. Nonetheless, a recent appraisal indicated that the refinance loan amount for which the property would qualify at maturity would likely be less than the payoff amount based on current rents, occupancy, and sponsorship wherewithal. Based on this consideration we chose to provision for that shortfall.

Non-accrual loans totaled $33.7 million, or 1.62% of the loan portfolio, at June 30, 2024, compared to $6.3 million, or 0.31% at March 31, 2024. The $27.4 million increase resulted from the movement of 7 relationships totaling $27.8 million to non-accrual status in the second quarter, $16.7 million of which was the non-owner occupied commercial real estate loan discussed above. Another $8.8 million relationship consisting of two commercial loans, one commercial real estate loan and one home equity loan is anticipated to pay off all related loans in full through the sale of assets in the near future. Of the total non-accrual loans as of June 30, 2024, approximately 60% were paying as agreed, 71% were real estate secured, and all are being closely monitored for payments or payoff.

Bank of Marin has continued its steadfast conservative underwriting practices and, in light of current market conditions, our portfolio management and credit teams are exercising heightened vigilance for potential credit quality weakening. Classified loans remained stable totaling $54.7 million as of June 30, 2024, compared to $54.8 million as of March 31, 2024. Home equity loans totaling $737 thousand and auto loans totaling $302 thousand were downgraded to substandard, offset by a $150 thousand home equity loan and a $341 thousand non-owner occupied commercial real estate loan upgraded to pass, charge-offs of two commercial loans associated with one relationship totaling $29 thousand, and paydowns on other loans.

Accruing loans past due 30 to 89 days totaled $2.2 million as of June 30, 2024, compared to $1.9 million as of March 31, 2024. We had one accruing non-owner-occupied commercial real estate loan over 90 days past due as of June 30, 2024 that has been in extended renewal negotiations, but it is secured and expected to be restored to a current payment status in the near future.

Loans designated special mention, which are not considered adversely classified, decreased by $1.9 million to $99.0 million as of June 30, 2024, from $100.9 million as of March 31, 2024. The decrease was largely due to $15.0 million in upgrades to pass risk ratings and payoffs of $1.3 million, partially offset by $15.2 million in downgrades from pass and the balance from contractual paydowns. Of the loans designated special mention, 99% were real estate secured. All but two of the loans, outside of not-for-profits, are guaranteed by owners or sponsors. One of the two loans had a zero balance at June 30, 2024.

Net charge-offs for the second quarter of 2024 totaled $26 thousand, compared to net charge-offs of $21 thousand for the first quarter of 2024.

The provision for credit losses on loans in the second quarter was $5.2 million, compared to $350 thousand in the prior quarter. The provision was due primarily to an increase to the individual reserve for one non-owner occupied commercial real estate loan totaling $16.7 million placed on non accrual during the quarter as discussed above. The ratio of allowance for credit losses to total loans increased to 1.47% at June 30, 2024, compared to 1.24% at March 31, 2024, largely due to this provision.

There was no provision for credit losses on unfunded loan commitments in the second quarter of 2024 or in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $231.4 million at June 30, 2024, an increase of $195.1 million compared to $36.3 million at March 31, 2024 largely due to proceeds of $292.6 million from the sale of available-for-sale securities, discussed below, partially offset by the payoff of $58.5 million in mid-quarter borrowings, loan fundings, and securities purchases. Reinvestment of securities sale proceeds have continued during the third quarter of 2024 and include the funding of loans that were in the pipeline during the second quarter of 2024, as well as additional securities purchases.

Investments

The investment securities portfolio totaled $1.158 billion at June 30, 2024, a decrease of $293.9 million from March 31, 2024. The decrease was primarily the result of the sale of $325.2 million available-for-sale securities, resulting in a pre-tax loss on sale of $32.5 million. The sold securities had an average book yield of 1.94% with the proceeds allocated to interim borrowing payoffs, loan fundings, securities purchases, and cash available for future use. Assuming a 5.75% average yield on reinvestment, the securities repositioning is expected to have an approximate 3-year capital earn back and contribute approximately 30 basis points to annualized net interest margin beginning third quarter, resulting in $0.46 estimated earnings per share accretion over the next four quarters. These estimates consider the securities repositioning in isolation and do not include other activities that could impact net interest margin or earnings per share. In addition, there were principal repayments and maturities totaling $20.1 million, purchases of $19.0 million, and $757 thousand in net amortization. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 5.02 on available-for-sale securities and 5.52 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $28.6 million and $31.3 million in the second and first quarters of 2024, respectively.

Deposits

Deposits totaled $3.214 billion at June 30, 2024, compared to $3.284 billion at March 31, 2024. Non-interest bearing deposits made up 44.1% of total deposits at June 30, 2024, compared to 44.0% at March 31, 2024. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated over 1,300 new accounts during the second quarter, 56% of which were new relationships (excluding new reciprocal accounts).

Borrowings and Liquidity

At June 30, 2024, the Bank had zero outstanding borrowings, consistent with March 31, 2024, although there were intermittent borrowings averaging $10.7 million in the second quarter. While available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $1.797 billion, or 56% of total deposits and 202% of estimated uninsured and/or uncollateralized deposits as of June 30, 2024.

The following table details the components of our contingent liquidity sources as of June 30, 2024.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$201.8	$—	$201.8
Unencumbered securities at market value	193.5	—	193.5
External Sources
FHLB line of credit	941.7	—	941.7
FRB line of credit	335.4	—	335.4
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,797.4	$—	$1,797.4
1 Excludes cash items in transit as of June 30, 2024.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.46% at June 30, 2024, compared to 17.05% at March 31, 2024. The total risk-based capital ratio for the Bank was 15.54% at June 30, 2024, compared to 16.71% at March 31, 2024. Reductions in risk-based capital ratios were related to losses realized on securities sales.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.92% at June 30, 2024, compared to 9.76% at March 31, 2024. The TCE ratio increased slightly quarter over quarter due mainly to the decrease in tangible risk weighted assets. The capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $22.5 million for the second quarter of 2024, compared to $22.7 million for the prior quarter. The $227 thousand decrease from the prior quarter was primarily related to an increase of $356 thousand in interest expense on deposits, partially offset by a $186 thousand increase in interest income from loans and the reallocation of proceeds from investment security sales into interest-bearing cash accounts. Quarter-over-quarter, the cost of interest-bearing deposits increased by 10 basis points to 2.56%, decelerating significantly from the 33 basis point increase in the first quarter. The average cost of deposits increased only 7 basis points to 1.45% in the second quarter compared to a 23 basis point increase in the prior quarter.

Net interest income totaled $45.2 million for the six months ended June 30, 2024, compared to $54.0 million for the same period in the prior year. The $8.9 million decrease from the prior year was primarily due to higher costing deposits and lower average balances on investments, partially offset by a lower average balance on borrowings and higher yields on loans.

The tax-equivalent net interest margin was 2.52% for the second quarter of 2024, compared to 2.50% for the prior quarter. Higher loan yields contributed 6 basis points while a higher cost of deposits reduced margin by 5 basis points. The combination of lower average investment security balances and higher average cash and borrowing balances contributed 1 basis point.

The tax-equivalent net interest margin was 2.51% for the six months ended June 30, 2024, compared to 2.74% for the same period in the prior year. The decrease was primarily attributed to higher deposit costs which reduced the margin by 90 basis points, partially offset by lower borrowing balances which positively affected the margin by 38 basis points and higher loan yields contributed 30 basis points.

Non-Interest Income

Non-interest income was $(29.8) million for the second quarter of 2024, compared to income of $2.8 million for the prior quarter. The decrease from the prior quarter was primarily attributed to a $32.5 million net loss on sale of available-for-sale investment securities in the second quarter, as discussed above. Excluding the loss on sale, non-interest income was $2.8 million for the second quarter, consistent with prior quarter. See the non-GAAP disclosure below.

Non-interest income was $(27.0) million for the six months ended June 30, 2024, compared to income of $5.7 million for the same period of the prior year. The $32.7 million decrease from the prior year period was primarily attributed to a $32.5 million pre-tax net loss on sale of available-for-sale investment securities in the second quarter, as discussed above. Additionally, 2023 included higher bank owned life insurance income due to death benefits.

Non-Interest Expense

Non-interest expense totaled $21.9 million for the second quarter of 2024, compared to $21.2 million for the prior quarter, an increase of $725 thousand. The increase included $591 thousand in charitable contributions related to our annual grant program, and $280 thousand in salaries and related benefits, which included both annual merit increases and $243 thousand severance payments related to the recent staff reduction discussed above. Last quarter, there were lower deferred loan origination costs, higher 401(k) contribution matching associated with the usual reset and bonus payments at the beginning of the year, and higher talent acquisition costs, but also higher net incentive adjustments. Other expenses decreased by small amounts in various categories including operating expenses due to some efficiencies identified and implemented.

Non-interest expense totaled $43.1 million for the six months ended June 30, 2024, compared to $40.4 million for the same period of prior year, an increase of $2.6 million. The most significant increase was $2.1 million in salaries and related benefits, which included an increase of 15 full-time equivalents ("FTE") on average, annual merit increases and $243 thousand severance payments related to the recent staff reduction discussed above. Stock-based compensation expenses increased due to the accelerated vesting of an officer's awards due to retirement eligibility. An additional $1.1 million in expenses and fees were associated with an increase in our customers' participation in reciprocal deposit networks to bolster their FDIC insured balances. Increases were partially offset by the combined decrease of $891 thousand in depreciation/amortization and occupancy/equipment expenses related to the 2023 acceleration of expenses related to the closure of two branches and other minor decreases in expenses.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		June 30, 2024	March 31, 2024	December 31, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$434,943	$436,680	$439,062
Goodwill and core deposit intangible		(76,023)	(76,269)	(76,520)
Total TCE	a	358,920	360,411	362,542
Unrealized losses on HTM securities, net of tax[1,2]		(93,600)	(92,438)	(86,500)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$265,320	$267,973	$276,042
Total assets		$3,694,728	$3,767,176	$3,803,903
Goodwill and core deposit intangible		(76,023)	(76,269)	(76,520)
Total tangible assets	c	3,618,705	3,690,907	3,727,383
Unrealized losses on HTM securities, net of tax		(93,600)	(92,438)	(86,500)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,525,105	$3,598,469	$3,640,883
Bancorp TCE ratio	a / c	9.9%	9.8%	9.7%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	7.5%	7.4%	7.6%
[1] Net unrealized losses on held-to-maturity securities as of June 30, 2024, March 31, 2024 and December 31, 2023 of $121.2 million, $119.2 million, and $110.4 million, respectively, net of an estimated $35.8 million, $35.2 million, and $32.6 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] Includes the remaining unrealized pre-tax losses of $11.7 million, $12.1 million and $12.4 million as of June 30, 2024, March 31, 2024 and December 31, 2023, respectively, that resulted from the transfer of securities from AFS to HTM.

(in thousand, unaudited)	Three months ended		Six months ended
Net (loss) income	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net (loss) income (GAAP)	$(21,902)	$2,922	$(18,980)	$13,991
Adjustments:
Losses on sale of investment securities	32,542	—	32,542	—
Income tax benefit	(9,620)	—	(9,620)	—
Adjustments, net of taxes	22,922	—	22,922	—
Comparable net income (non-GAAP)	$1,020	$2,922	$3,942	$13,991
Diluted (loss) earnings per share
Weighted average diluted shares	16,108	16,092	16,095	16,008
Diluted (loss) earnings per share (GAAP)	$(1.36)	$0.18	$(1.18)	$0.87
Comparable diluted earnings per share (non-GAAP)	$0.06	$0.18	$0.24	$0.87
Return on average assets
Average assets	$3,751,159	$3,811,270	$3,781,214	$4,141,284
Return on average assets (GAAP)	(2.35)%	0.31%	(1.01)%	0.68%
Comparable return on average assets (non-GAAP)	0.11%	0.31%	0.21%	0.68%
Return on average equity
Average stockholders' equity	$432,692	$435,973	$434,332	$424,386
Return on average equity (GAAP)	(20.36)%	2.70%	(8.79)%	6.65%
Comparable return on average equity (non-GAAP)	0.95%	2.70%	1.83%	6.65%
Efficiency ratio
Non-interest expense	$21,894	$21,169	$43,063	$40,445
Net interest income	$22,467	$22,694	$45,161	$54,029
Non-interest income (GAAP)	$(29,755)	$2,754	$(27,001)	$5,674
Losses on sale of investment securities	32,542	—	32,542	—
Non-interest income (non-GAAP)	$2,787	$2,754	$5,541	$5,674
Efficiency ratio (GAAP)	(300.37)%	83.18%	237.13%	67.74%
Comparable efficiency ratio (non-GAAP)	86.70%	83.18%	84.93%	67.74%

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million and expiring on July 31, 2025. There have been no repurchases to date in 2024 or in 2023, however the Bank will continue to assess opportunities to utilize the program.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter earnings call via webcast on Monday, July 29, 2024 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.7 billion, Bank of Marin provides commercial and personal banking, specialty lending and wealth management and trust services throughout its network of 27 branches and 8 commercial banking offices providing services across 10 Northern California counties. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times since 2003, was inducted into NorthBay Biz's "Best of" Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal's Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Selected operating data and performance ratios:
Net (loss) income	$(21,902)	$2,922	$4,551	$(18,980)	$13,991
Diluted (loss) earnings per common share	$(1.36)	$0.18	$0.28	$(1.18)	$0.87
Return on average assets	(2.35)%	0.31%	0.44%	(1.01)%	0.68%
Return on average equity	(20.36)%	2.70%	4.25%	(8.79)%	6.65%
Efficiency ratio	(300.37)%	83.18%	76.91%	237.13%	67.74%
Tax-equivalent net interest margin	2.52%	2.50%	2.45%	2.51%	2.74%
Cost of deposits	1.45%	1.38%	0.69%	1.41%	0.44%
Cost of funds	1.46%	1.38%	0.11%	1.42%	0.82%
Net charge-offs	$26	$21	$(2)	$47	$1
Net charge-offs to average loans	NM	NM	NM	NM	NM

(in thousands; unaudited)	June 30, 2024	March 31, 2024	December 31, 2023
Selected financial condition data:
Total assets	$3,694,728	$3,767,176	$3,803,903
Loans:
Commercial and industrial	$169,247	$150,896	$153,750
Real estate:
Commercial owner-occupied	325,091	328,560	333,181
Commercial non-owner occupied	1,267,841	1,236,633	1,219,385
Construction	51,239	71,494	99,164
Home equity	88,045	86,794	82,087
Other residential	114,054	113,479	118,508
Installment and other consumer loans	66,882	67,107	67,645
Total loans	$2,082,399	$2,054,963	$2,073,720
Non-accrual loans: [1]
Commercial and industrial	$9,280	$2,220	$4,008
Real estate:
Commercial owner-occupied	1,306	416	$434
Commercial non-owner occupied	21,458	3,046	3,081
Home equity	1,197	473	469
Installment and other consumer loans	438	141	—
Total non-accrual loans	$33,679	$6,296	$7,992
Classified loans (graded substandard and doubtful)	$54,684	$54,800	$32,324
Classified loans as a percentage of total loans	2.63%	2.67%	1.56%
Total accruing loans 30-89 days past due	$2,176	$1,924	$1,017
Total accruing loans 90+ days past due [1]	$8,118	$8,118	$—
Allowance for credit losses to total loans	1.47%	1.24%	1.21%
Allowance for credit losses to non-accrual loans	0.91x	4.05x	3.15x
Non-accrual loans to total loans	1.62%	0.31%	0.39%
Total deposits	$3,213,777	$3,284,102	$3,290,075
Loan-to-deposit ratio	64.80%	62.60%	63.03%
Stockholders' equity	$434,943	$436,680	$439,062
Book value per share	$26.72	$26.81	$27.17
Tangible common equity to tangible assets - Bank	9.27%	9.53%	9.53%
Tangible common equity to tangible assets - Bancorp	9.92%	9.76%	9.73%
Total risk-based capital ratio - Bank	15.54%	16.71%	16.62%
Total risk-based capital ratio - Bancorp	16.46%	17.05%	16.89%
Full-time equivalent employees	321	330	329
[1] There was one non-owner occupied commercial real estate loan 90 days past due and accruing interest as of June 30, 2024 and as of March 31, 2024 that has been in extended renewal negotiations, but it is well-secured and expected to be restored to a current payment status in the near future. There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2023.

NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$231,408	$36,308	$30,453
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at June 30, 2024, March 31, 2024 and December 31, 2023)	904,610	915,068	925,198
Available-for-sale (at fair value; amortized cost of $285,835, $602,384 and $613,479 at June 30, 2024, March 31, 2024 and December 31, 2023, respectively; net of zero allowance for credit losses at June 30, 2024, March 31, 2024 and December 31, 2023)	252,917	536,365	552,028
Total investment securities	1,157,527	1,451,433	1,477,226
Loans, at amortized cost	2,082,399	2,054,963	2,073,720
Allowance for credit losses on loans	(30,675)	(25,501)	(25,172)
Loans, net of allowance for credit losses on loans	2,051,724	2,029,462	2,048,548
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	70,168	69,747	68,102
Operating lease right-of-use assets	20,460	21,553	20,316
Bank premises and equipment, net	7,263	7,546	7,792
Core deposit intangible, net	3,269	3,515	3,766
Interest receivable and other assets	80,155	74,858	74,946
Total assets	$3,694,728	$3,767,176	$3,803,903

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,417,661	$1,444,435	$1,441,987
Interest bearing:
Transaction accounts	178,712	211,274	225,040
Savings accounts	228,946	224,262	233,298
Money market accounts	1,121,336	1,136,595	1,138,433
Time accounts	267,122	267,536	251,317
Total deposits	3,213,777	3,284,102	3,290,075
Borrowings and other obligations	231	260	26,298
Operating lease liabilities	23,016	24,150	22,906
Interest payable and other liabilities	22,761	21,984	25,562
Total liabilities	3,259,785	3,330,496	3,364,841
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,278,260, 16,285,786 and 16,158,413 at June 30, 2024, March 31, 2024 and December 31 2023, respectively	218,773	218,342	217,498
Retained earnings	247,477	273,450	274,570
Accumulated other comprehensive loss, net of taxes	(31,307)	(55,112)	(53,006)
Total stockholders' equity	434,943	436,680	439,062
Total liabilities and stockholders' equity	$3,694,728	$3,767,176	$3,803,903

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Interest income
Interest and fees on loans	$25,109	$25,020	$50,129	$48,837
Interest on investment securities	8,299	8,805	17,104	20,027
Interest on federal funds sold and due from banks	924	321	1,245	104
Total interest income	34,332	34,146	68,478	68,968
Interest expense
Interest on interest-bearing transaction accounts	274	261	535	488
Interest on savings accounts	511	371	882	316
Interest on money market accounts	8,641	8,449	17,090	5,377
Interest on time accounts	2,291	2,280	4,571	1,169
Interest on borrowings and other obligations	148	91	239	7,589
Total interest expense	11,865	11,452	23,317	14,939
Net interest income	22,467	22,694	45,161	54,029
Provision for credit losses on loans	5,200	350	5,550	850
Reversal of credit losses on unfunded loan commitments	—	—	—	(342)
Net interest income after provision for (reversal of) credit losses	17,267	22,344	39,611	53,521
Non-interest income
Wealth management and trust services	585	553	1,138	1,070
Service charges on deposit accounts	541	529	1,070	1,053
Earnings on bank-owned life insurance, net	421	435	856	1,067
Debit card interchange fees, net	444	408	852	1,002
Dividends on Federal Home Loan Bank stock	366	377	743	592
Merchant interchange fees, net	10	167	177	260
Losses on sale of investment securities	(32,542)	—	(32,542)	—
Other income	420	285	705	630
Total non-interest income	(29,755)	2,754	(27,001)	5,674
Non-interest expense
Salaries and related benefits	12,364	12,084	24,448	22,346
Occupancy and equipment	2,049	1,969	4,018	4,394
Professional services	1,043	1,078	2,121	1,920
Data processing	1,005	1,070	2,075	1,967
Deposit network fees	916	845	1,761	616
Federal Deposit Insurance Corporation insurance	426	435	861	955
Information technology	448	402	850	727
Depreciation and amortization	379	388	767	1,282
Directors' expense	306	317	623	621
Charitable contributions	604	13	617	687
Amortization of core deposit intangible	246	251	497	685
Other real estate owned	—	—	—	48
Other expense	2,108	2,317	4,425	4,197
Total non-interest expense	21,894	21,169	43,063	40,445
(Loss) income before (benefit from) provision for income taxes	(34,382)	3,929	(30,453)	18,750
(Benefit from) provision for income taxes	(12,480)	1,007	(11,473)	4,759
Net (loss) income	$(21,902)	$2,922	$(18,980)	$13,991
Net (loss) income per common share:
Basic	$(1.36)	$0.18	$(1.18)	$0.88
Diluted	$(1.36)	$0.18	$(1.18)	$0.87
Weighted average shares:
Basic	16,108	16,081	16,095	15,990
Diluted	16,108	16,092	16,095	16,008
Comprehensive income:
Net (loss) income	$(21,902)	$2,922	$(18,980)	$13,991
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	559	(4,568)	(4,009)	5,285
Reclassification adjustment for realized losses on available-for-sale securities in net income	32,542	—	32,542	—
Reclassification adjustment for gains or losses on fair value hedges	282	1,217	1,499	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	403	361	764	914
Other comprehensive income (loss), before tax	33,786	(2,990)	30,796	6,199
Deferred tax expense (benefit)	9,981	(884)	9,097	1,833
Other comprehensive income (loss), net of tax	23,805	(2,106)	21,699	4,366
Total comprehensive income	$1,903	$816	$2,719	$18,357

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	June 30, 2024			March 31, 2024
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$67,786	$924	5.39%	$23,439	$321	5.42%
Investment securities [2,3]	1,430,939	8,367	2.34%	1,529,985	8,880	2.32%
Loans [1,3,4,5]	2,059,273	25,215	4.84%	2,067,431	25,130	4.81%
Total interest-earning assets [1]	3,557,998	34,506	3.84%	3,620,855	34,331	3.75%
Cash and non-interest-bearing due from banks	37,248			35,302
Bank premises and equipment, net	7,420			7,708
Interest receivable and other assets, net	148,493			147,405
Total assets	$3,751,159			$3,811,270
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$197,535	$274	0.56%	$215,001	$261	0.49%
Savings accounts	226,985	511	0.90%	230,133	371	0.65%
Money market accounts	1,154,346	8,641	3.01%	1,150,637	8,449	2.95%
Time accounts including CDARS	260,602	2,291	3.54%	264,594	2,280	3.47%
Borrowings and other obligations [1]	10,909	148	5.35%	7,323	91	4.93%
Total interest-bearing liabilities	1,850,377	11,865	2.58%	1,867,688	11,452	2.47%
Demand accounts	1,421,543			1,458,686
Interest payable and other liabilities	46,547			48,923
Stockholders' equity	432,692			435,973
Total liabilities & stockholders' equity	$3,751,159			$3,811,270
Tax-equivalent net interest income/margin [1]		$22,641	2.52%		$22,879	2.50%
Reported net interest income/margin [1]		$22,467	2.50%		$22,694	2.48%
Tax-equivalent net interest rate spread			1.26%			1.28%

	Six months ended			Six months ended
	June 30, 2024			June 30, 2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$45,613	$1,245	5.40%	$4,217	$104	4.91%
Investment securities [2,3]	1,480,462	17,247	2.33%	1,835,525	20,297	2.21%
Loans [1,3,4]	2,063,351	50,346	4.83%	2,114,952	49,115	4.62%
Total interest-earning assets [1]	3,589,426	68,838	3.79%	3,954,694	69,516	3.50%
Cash and non-interest-bearing due from banks	36,275			38,985
Bank premises and equipment, net	7,564			8,471
Interest receivable and other assets, net	147,949			139,134
Total assets	$3,781,214			$4,141,284
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$206,268	$535	0.52%	$252,110	$488	0.39%
Savings accounts	228,559	882	0.78%	307,402	316	0.21%
Money market accounts	1,152,492	17,090	2.98%	950,564	5,377	1.14%
Time accounts including CDARS	262,598	4,571	3.50%	150,384	1,169	1.57%
Borrowings and other obligations [1]	9,116	239	5.18%	297,853	7,589	5.07%
Total interest-bearing liabilities	1,859,033	23,317	2.52%	1,958,313	14,939	1.54%
Demand accounts	1,440,114			1,709,907
Interest payable and other liabilities	47,735			48,678
Stockholders' equity	434,332			424,386
Total liabilities & stockholders' equity	$3,781,214			$4,141,284
Tax-equivalent net interest income/margin [1]		$45,521	2.51%		$54,577	2.74%
Reported net interest income/margin [1]		$45,161	2.49%		$54,029	2.72%
Tax-equivalent net interest rate spread			1.27%			1.96%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $436 thousand, $375 thousand, and $362 thousand for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, totaled $811 thousand and $552 thousand for the six months ended June 30, 2024 and 2023, respectively.